DSW Inc. Appoints Ekta Singh-Bushell as New Independent Director

Sept 17, 2018, Columbus, OH--DSW Inc., (NYSE: DSW) a leading branded footwear and accessories retailer, announced today the appointment of Ekta Singh-Bushell to its Board of Directors. She will serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Ms. Singh-Bushell is an accomplished executive who brings over 25 years of experience in diverse global management, financial auditing, and digital and technology implementation to the Company. Ms. Singh-Bushell previously served as Chief Operating Officer, Executive Office at the Federal Reserve Bank of New York. Prior to the Bank, Ms. Singh-Bushell worked in numerous capacities at Ernst & Young where she led transformations across multiple industries impacted by digital technology and information management advances. While at Ernst and Young, Ms. Singh-Bushell also served in various managing partner roles, including US Innovation & Digital Strategy leader, Northeast Talent Advisory leader and Global Information Security Officer and managed all aspects pertaining to information and cyber security in that role.
Jay Schottenstein, Chairman of DSW’s Board of Directors said, “We are excited to welcome Ekta to DSW’s Board of Directors. Ekta brings a wealth of international experience in audit, finance, cybersecurity, and technology. Her experience developing global commercial business practices that provide companies with crucial insight into global management will provide added support to DSW’s continued growth.”
“DSW brings an innovative and unique vision to the footwear retail space, and I am delighted to join the Board of Directors,” stated Ms. Singh-Bushell. She further commented, “I look forward to working with Jay Schottenstein and the rest of the Board to help expand the business and to continue its growth on a global scale.”
Ms. Singh-Bushell currently serves on the Board of Directors at TTEC Holdings, Inc., where she serves on the Audit Committee and Nominating & Governance Committee. She also currently serves as an Independent Non-Executive Director at Datatec, Inc., where she is a member of the Audit, Risk & Compliance Committee and the Social and Ethics Committee. Ms. Singh-Bushell currently serves as Strategic Board Advisor for DecisionGPS, LLC, and LifeStream, Inc. as well.
Ms. Singh-Bushell will stand for election at the Company’s 2019 Annual Shareholder Meeting, for a three-year term expiring in 2022.

About DSW Inc.
DSW Inc. is a leading footwear and accessories retailer that operates a portfolio of several value retail concepts under the DSW and Town Shoes Limited brands. DSW Inc. also supplies footwear at leased locations in the U.S. through its Affiliated Business Group and franchised international locations. Products are available across North America at close to 1,000 retail outlets and via ecommerce sites and a mobile app. More information can be found at www.dswinc.com.

Source: DSW Inc.

For further information: Christina Cheng, investorrelations@dswinc.com